UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.             )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

WD-40 COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐ Fee	paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

WD-40 COMPANY

1061 Cudahy Place

San Diego, California 92110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The 2010 Annual Meeting of Stockholders will be held at the Joan B. Kroc Institute for Peace & Justice, University of San Diego, 5998 Alcala Park, San Diego, California 92110, on Tuesday, December 14, 2010, at 2:00 p.m. for the following purposes:

1.	To elect a Board of Directors for the ensuing year and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2011; and

3.	To consider and act upon such other business as may properly come before the meeting.

Only the stockholders of record at the close of business on October 15, 2010 are entitled to vote at the meeting.

By Order of the Board of Directors

Maria M. Mitchell

Secretary

San Diego, California

November 2, 2010

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of WD-40 Company for use at its Annual Meeting of Stockholders to be held on Tuesday December 14, 2010, and at any postponements or adjournments thereof. This Proxy Statement and enclosed form of Proxy are first sent to stockholders on or about November 2, 2010.

At the meeting, the stockholders of WD-40 Company will vote to elect the Board of Directors for the ensuing year and ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011. Detailed information concerning these matters is set forth below. Management knows of no other business to come before the meeting.

The close of business on October 15, 2010 is the record date for stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders of WD-40 Company. On October 15, 2010, WD-40 Company had outstanding 16,732,665 shares of $.001 par value common stock. Stockholders of record entitled to vote at the meeting will have one vote for each share so held on the matters to be voted upon. If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

If you hold your shares through a broker, it is important that you cast your vote if you want it to count in the election of directors. In the past, if you held your shares in street name through a broker and you did not indicate how you wanted your shares voted in the election of directors, your broker was allowed to vote those shares on your behalf in the broker’s discretion. Recent regulatory changes eliminate the ability of your broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, no votes will be cast on your behalf. For more information on this topic, see the SEC Investor Alert issued in February 2010 entitled “New Shareholder Voting Rules for the 2010 Proxy Season” at http://www.sec.gov/investor/alerts/votingrules2010.htm.

If the enclosed form of Proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. Except as described above with respect to broker non-votes for the election of directors, if no specification is made, the shares will be voted by the proxy holder as set forth on the Proxy. A Proxy may be revoked by attendance at the meeting or by filing a Proxy bearing a later date with the Secretary of the Company.

The cost of soliciting proxies will be borne by the Company. Solicitations other than by mail may be made by telephone or in person by employees of the Company for which the expense will be nominal.

PRINCIPAL SECURITY HOLDERS

The following table sets forth information concerning those persons known to the Company to be the beneficial owners of more than 5% of the common stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership October 15, 2010		Percent of Class
BlackRock, Inc.	1,283,441	[1]	7.7%
40 East 52nd Street
New York, NY 10022

Parnassus Investments	1,031,341	[2]	6.2%
1 Market Street, Suite 1600
San Francisco, CA 94105

Kayne Anderson Rudnick Investment Management, LLC	1,020,467	[3]	6.1%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067

Mario L. Crivello	866,908	[4]	5.2%
Valley Center, CA

[1]

As of June 30, 2010, BlackRock, Inc. (“BlackRock”) and four BlackRock subsidiary investment managers filed reports on Form 13F with the Securities and Exchange Commission to report beneficial ownership of a total of 1,283,441 shares. BlackRock disclaims investment discretion with respect to all shares reported as beneficially owned by its investment management subsidiaries, including 170 shares reported on Form 13F filed by BlackRock on behalf of certain of its subsidiaries that do not file separate reports. BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC and BlackRock Group Limited each reported sole investment discretion and sole voting authority with respect to 696,596 shares, 510,567 shares, 60,332 shares and 15,776 shares, respectively. Beneficial ownership information for BlackRock, Inc. and its investment management subsidiaries as of October 15, 2010 is unavailable.

[2]

As of June 30, 2010, Parnassus Investments (“Parnassus”) filed a report on Form 13F with the Securities and Exchange Commission to report beneficial ownership of 1,031,341 shares. Parnassus reported sole investment discretion and sole voting authority with respect to all shares. Beneficial ownership information as of October 15, 2010 is unavailable.

[3]

As of June 30, 2009, Kayne Anderson Rudnick Investment Management LLC (“Kayne”) filed a report on Form 13F with the Securities and Exchange Commission to report beneficial ownership of 1,020,467 shares. Kayne reported sole investment discretion and sole voting authority with respect to all shares. Beneficial ownership information as of October 15, 2009 is unavailable.

[4]

Mr. Crivello has sole voting and investment power over 731,967 shares held in trust for the benefit of others. He also has sole voting and investment power over 14,780 shares held as custodian for others and 101,412 shares held directly. Mr. Crivello also has the right to acquire 15,800 shares upon exercise of stock options and the right to receive 2,949 shares upon settlement of restricted stock units upon termination of his service as a director of the Company.

ITEM NO. 1

NOMINEES FOR ELECTION AS DIRECTORS

AND SECURITY OWNERSHIP OF MANAGEMENT

Unless marked to the contrary, the Proxies received will be voted for the election of the eight nominees named below to serve as directors until the next Annual Meeting of Stockholders and until their successors are elected or appointed. In the event any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, any proxy granted to vote for such director will be voted for a nominee designated by the present Board of Directors to fill such vacancy.

The nominees for election to the Board of Directors who receive a plurality of the votes cast for the election of directors by the shares present, in person or by proxy, shall be elected as directors. Holders of common stock are not entitled to cumulate their votes in the election of directors. Withheld votes and broker non-votes (which are treated as “withheld” votes) are not counted as votes in favor of any nominee. Since the nominees receiving the most votes will be elected as directors, withheld votes and broker non-votes will have no effect upon the outcome of the election.

Article III, Section 2 of the Bylaws of the Company, approved by stockholders on December 9, 2008, provides that the authorized number of directors of the Company shall be not less than seven nor more than twelve until changed by amendment of the Certificate of Incorporation or by a bylaw duly adopted by the stockholders. The exact number of directors is to be fixed from time to time by a bylaw or amendment thereof duly adopted by the stockholders or by the Board of Directors. The number of directors was fixed at eight upon approval of Article III, Section 2 by the stockholders on December 9, 2008.

Director Independence

The Board of Directors has determined that each director and nominee other than Garry O. Ridge is an independent director as defined in Rule 5605(a)(2) of the Marketplace Rules of The Nasdaq Stock Market LLC (the “Nasdaq Rules”). Information concerning the independence of directors serving on committees of the Board of Directors is provided below as to each committee.

Security Ownership of Directors and Executive Officers

The following tables set forth certain information, including beneficial ownership of the Company’s common stock, for the current directors, for the executive officers named in the Summary Compensation Table on page 27 of this proxy statement, and for all directors and executive officers as a group.

Director/Nominee	Age	Principal Occupation	Director Since	Amount and Nature of Beneficial Ownership October 15 2010[1]
				Number		Percent of Class
John C. Adams, Jr.	62	Investor; Retired Chairman and CEO, AutoZone, Inc.	2001	23,872	[2]	*
Giles H. Bateman	65	Investor; Retired CFO, Price Club	2003	19,223	[3]	*
Peter D. Bewley	64	Investor; Retired General Counsel, The Clorox Company	2005	21,230	[4]	*
Richard A. Collato	67	Investor, Retired President & CEO, YMCA of San Diego County	2003	22,735	[5]	*
Mario L. Crivello	70	Investor	1994	866,908	[6]	5.2
Linda A. Lang	52	Chairman & CEO, Jack in the Box, Inc.	2004	21,391	[7]	*
Garry O. Ridge	54	President and CEO, WD-40 Company	1997	220,132	[8]	1.3
Neal E. Schmale	64	Chairman, WD-40 Company; President and COO, Sempra Energy	2001	26,475	[9]	*

*	Less than one (1) percent

[1]	All shares owned directly unless otherwise indicated.

[2]

Mr. Adams has the right to acquire 13,800 shares upon the exercise of stock options and the right to receive 3,346 shares upon settlement of restricted stock units upon termination of his service as a director of the Company.

[3]

Mr. Bateman has the right to acquire 13,800 shares upon the exercise of stock options and the right to receive 3,715 shares upon settlement of restricted stock units upon termination of his service as a director of the Company.

[4]

Mr. Bewley has the right to acquire 9,800 shares upon the exercise of stock options and the right to receive 5,949 shares upon settlement of restricted stock units upon termination of his service as a director of the Company.

[5]

Mr. Collato has the right to acquire 13,800 shares upon the exercise of stock options and the right to receive 4,963 shares upon settlement of restricted stock units upon termination of his service as a director of the Company.

[6]

Mr. Crivello has sole voting and investment power over 731,967 shares held in trust for the benefit of others. He also has sole voting and investment power over 14,780 shares held as custodian for others and 101,412 shares held directly. Mr. Crivello also has the right to acquire 15,800 shares upon exercise of stock options and the right to receive 2,949 shares upon settlement of restricted stock units upon termination of his service as a director of the Company.

[7]

Ms. Lang has the right to acquire 11,800 shares upon the exercise of stock options and the right to receive 5,949 shares upon settlement of restricted stock units upon termination of her service as a director of the Company.

[8]

Mr. Ridge has the right to acquire 191,000 shares upon exercise of stock options, the right to receive 3,923 shares upon settlement of restricted stock units upon termination of employment, and the right to receive 6,136 shares upon settlement of restricted stock units upon vesting within 60 days. Mr. Ridge also has voting and investment power over 1,092 shares held under the Company’s 401(k) plan.

[9]

Mr. Schmale has the right to acquire 13,800 shares upon the exercise of stock options and the right to receive 5,949 shares upon settlement of restricted stock units upon termination of his service as a director of the Company.

			Amount and Nature of Beneficial Ownership October 15, 2010[1]
Executive Officer	Age	Principal Occupation	Number		Percent of Class
Jay W. Rembolt	59	Chief Financial Officer and Vice President, Finance, WD-40 Company	48,406	[2]	*
Michael J. Irwin	47	Executive Vice President, Strategic Development, WD-40 Company	87,832	[3]	*
Michael L. Freeman	56	Division President, the Americas, WD-40 Company	49,606	[4]	*
William B. Noble	51	Managing Director Europe, WD-40 Company Ltd. (U.K.)	56,256	[5]	*
All Directors and Executive Officers as a Group			1,616,929	[6]	9.3

*	Less than one (1) percent.

[1]	All shares owned directly unless otherwise indicated.

[2]

Mr. Rembolt has the right to acquire 39,660 shares upon exercise of stock options and the right to receive 2,277 shares upon settlement of restricted stock units upon vesting within 60 days. Mr. Rembolt has voting and investment power over 5,023 shares held under the Company’s 401(k) plan.

[3]

Mr. Irwin has the right to acquire 75,600 shares upon exercise of stock options, the right to receive 2,648 shares upon settlement of restricted stock units upon termination of employment, and the right to receive 2,277 shares upon settlement of restricted stock units upon vesting within 60 days. Mr. Irwin has voting and investment power over 761 shares held under the Company’s 401(k) plan.

[4]

Mr. Freeman has the right to acquire 32,700 shares upon exercise of stock options, the right to receive 2,648 shares upon settlement of restricted stock units upon termination of employment, and the right to receive 2,277 shares upon settlement of restricted stock units upon vesting within 60 days. Mr. Freeman has voting and investment power over 2,079 shares held under the Company’s 401(k) plan.

[5]

Mr. Noble has the right to acquire 48,200 shares upon exercise of stock options, the right to receive 2,648 shares upon settlement of restricted stock units upon termination of employment, and the right to receive 2,277 shares upon settlement of restricted stock units upon vesting within 60 days.

[6]

Total includes the rights of directors and executive officers to acquire 599,460 shares upon exercise of stock options, the rights of officers and directors to receive a total of 49,983 shares upon settlement of restricted stock units upon termination of employment or service as a director of the Company, the rights of officers to receive a total of 19,798 shares upon settlement of restricted stock units upon vesting within 60 days, and 10,458 shares held by executive officers under the Company’s 401(k) plan.

Nominees for Election as Directors

John C. Adams, Jr. was elected to the Board of Directors in 2001. Mr. Adams served as President and Chief Executive Officer of AutoZone, Inc. from 1996 until 1998, then serving as Chairman and Chief Executive Officer until his retirement in 2001. He previously served as President of the Miami division of Malone & Hyde, Inc., AutoZone’s former parent company from 1984 until 1990. Mr. Adams was an owner of Nicotiana Enterprises, Inc., a food distribution company, from 1990 until 1995. Mr. Adams has served as a director of Tractor Supply Company since 2007. Mr. Adams provides the Board of Directors with a wealth of senior leadership and retail experience. He provides valuable insight for strategic business planning and international business development.

Giles H. Bateman was elected to the Board of Directors in 2003. Mr. Bateman has been retired since 2000. He was a co-founder and Chief Financial Officer of Price Club from 1976 until 1991. Mr. Bateman served as director and Chairman of CompUSA, Inc. from 1994 until 2000. Mr. Bateman served as a director of Tuesday Morning, Inc. from 2002 until 2006 and as a director of United PanAm Financial Corp. from 2006 until 2010. He presently serves as a director of Life Time Fitness, Inc. Mr. Bateman’s financial expertise, considerable public company board experience and knowledge of the retail industry provides the Board with a breadth of relevant skill and experience.

Peter D. Bewley was appointed to the Board of Directors in 2005. Mr. Bewley served as Associate General Counsel for Johnson & Johnson from 1985 to 1994 after serving as a staff attorney with Johnson & Johnson from 1977 to 1985. He was Vice President, General Counsel and Secretary and chief compliance officer of Novacare, Inc. from 1994 to 1998. Mr. Bewley was the Senior Vice President–General Counsel and Secretary of The Clorox Company from 1998 until his retirement in 2005. Mr. Bewley’s experience at consumer packaged goods companies prepared him to address strategic issues confronting the Company. In addition, his service as general counsel and secretary of two public companies provides the Board with a practical and in depth perspective on corporate governance and legal matters.

Richard A. Collato was elected to the Board of Directors in 2003. Mr. Collato served as President and CEO of the YMCA of San Diego County from 1981 until his retirement on September 30, 2010. Mr. Collato served as a director of Surge Global Energy, Inc. from 2006 to 2008 and as a director of Sempra Energy from 1993 to May, 2010. He presently serves as a director of PepperBall Technologies, Inc. Mr. Collato has extensive public and private company board experience and 29 years of successful CEO experience. He serves on the board of the Corporate Directors Forum and is an adjunct professor at the University of San Diego’s graduate program, teaching corporate governance. His understanding of corporate governance and management theory and practice makes him a contributing member of the Board.

Mario L. Crivello was elected to the Board of Directors in 1994. Mr. Crivello was the managing owner and master of Tuna Purse Seiners until his retirement in 1984. Mr. Crivello and members of his family have been investors in the Company since its founding. His long-standing relationship with the Company and his insight into its history and market position provide the Board with a valuable shareowner perspective.

Linda A. Lang was elected to the Board of Directors in 2004. Since 2005, Ms. Lang has served as Chairman of the Board and Chief Executive Officer of Jack in the Box, Inc. Ms. Lang has been employed by Jack in the Box, Inc. for 23 years and from 1996 until 2005 she held the offices of President and Chief Operating Officer, Executive Vice President, Senior Vice President Marketing, Vice President and Regional Vice President, Southern California Region, and Vice President Marketing. Ms. Lang has extensive knowledge and expertise in the areas of brand management and marketing, financial management and reporting, supply chain and distribution management as well as strategic planning, executive compensation and succession management. Her experience in these and other areas of corporate management and governance offer complementary experience to the Board.

Garry O. Ridge joined WD-40 Company in 1987 as Managing Director, WD-40 Company (Australia) Pty. Limited and he was responsible for Company operations throughout the Pacific and Asia. Mr. Ridge transferred to the corporate office in 1994 as Director International Operations and was elected Vice President—International in 1995. He was elected to the position of Executive Vice President/Chief Operating Officer in 1996 and he was named President and Chief Executive Officer in 1997. He was also elected to the Board of Directors in 1997. Prior to joining WD-40 Company Mr. Ridge was Managing Director of Mermax Pacific Pty. Ltd. and held a number of senior management positions with Hawker Pacific Pty. Ltd. (a Hawker Siddeley PLC Group Company) which was a licensee for WD-40 until 1988. As the CEO of the Company, Mr. Ridge offers the Board an important Company-based perspective. In addition, his particular knowledge of the Company’s international markets and industry position provides the Board with valuable insight.

Neal E. Schmale was elected to the Board of Directors in 2001. Mr. Schmale was named Chairman of the Board in 2004. Mr. Schmale has served as President and COO of Sempra Energy since 2006. Previously, he was Executive Vice President and CFO of Sempra Energy from 1998 through 2005. Mr. Schmale is a director of Sempra Energy and Murphy Oil Corporation. Mr. Schmale’s past experience as director on 4 public company boards and his extensive senior management experience with a Fortune 300 company offers the Board valuable judgment and management perspective.

Board Leadership, Risk Oversight and Compensation Risk

The Board of Directors of WD-40 Company has maintained separation of its principal executive officer and board chairman positions for many years. In addition, the board chairman position is held by an independent director and the Charter of the Corporate Governance Committee provides that a retiring Chief Executive Officer will not be nominated to stand for re-election to the Board. The Board of Directors believes that separation of the principal executive officer and the board chairman positions is appropriate for the Company given the size of the Board, the need for undivided attention of the Chief Executive Officer to the implementation of strategic directives and overall management responsibilities. As an independent director, the board chairman can provide leadership to the Board without perceived or actual conflicts associated with individual and collective interests of management employees. The Board of Directors believes that a retiring Chief Executive Officer should not continue to serve as a director in order to provide management with an unfettered ability to provide new leadership.

Risk oversight is undertaken by the Board of Directors as a whole but certain Board Committees are charged with responsibility to review and report on business and management risks included within the purview of each Committee’s responsibilities. The Compensation Committee considers risks associated with the Company’s compensation plans and practices, with particular focus on the incentive bonus and equity compensation plan awards offered to the Company’s executive officers. The Audit Committee considers risks associated with financial reporting and internal control and risks related to information technology catastrophe and disaster recovery, as well as management of the Company’s insured risks. The Finance Committee considers risks associated with the Company’s financial management and investment activities, acquisition-related risks and ERISA plan oversight. The Board and the Committees receive periodic reports from management employees having responsibility for the management of particular areas of risk. The Chief Executive Officer is responsible for overall risk management and provides input to the Board of Directors with respect to the Company’s risk management process and is responsive to the Board in carrying out its risk oversight role.

With respect to compensation risk, the Company’s management has undertaken an assessment of the Company’s compensation plans and strategic business initiatives to determine whether any compensation plan design features, including those applicable to the executive officers, are likely to have a material adverse effect on the Company. Based on this review, management has concluded that the Company’s compensation plans are not reasonably likely to have a material adverse effect on the Company and management has discussed these findings with the Compensation Committee.

Board of Directors Meetings, Committees and Annual Meeting Attendance

The Board of Directors is charged by the stockholders with managing or directing the management of the business affairs and exercising the corporate power of the Company. The Board of Directors relies on the following standing committees to assist in carrying out the Board of Directors’ responsibilities: the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Finance Committee. Each of the committees has a written charter approved by the Board of Directors and such charters are available on WD-40 Company’s web site at www.wd40company.com on the “Investors” page under the Officers and Directors link. There were five meetings of the Board of Directors during the last fiscal year. Each director serving for the full fiscal year attended at least 75 percent of the aggregate of the total number of meetings of the Board and of all committees on which the director served. The Board of Directors holds an annual organizational meeting on the date of the Annual Meeting of Stockholders. All Directors are expected to attend the Annual Meeting. At the last Annual Meeting of Stockholders, all nominee directors were present.

Board of Directors Compensation

Director compensation is set by the Board of Directors upon the recommendation of the Corporate Governance Committee. The Corporate Governance Committee conducts an annual review of director compensation, including consideration of surveys of companies considered comparable to the Company in total revenues and market capitalization. The independent compensation advisor serving the Compensation Committee of the Board of Directors, Compensia, Inc., has also provided guidance to the Corporate Governance Committee with respect to director compensation recommendations. For fiscal year 2010, directors received compensation for services as directors pursuant to the Directors’ Compensation Policy and Election Plan (the “Director Compensation Policy”) adopted by the Board of Directors on October 14, 2008. For 2010, each non-employee director is entitled to receive a base annual fee of $32,000 for services provided from the date of the Company’s annual meeting to the next annual meeting. The Chairman of the Board receives an additional annual fee of $14,000. Non-employee directors receive additional cash compensation for service on committees. The Chairman of the Audit Committee receives $16,000 and each other member of the Audit Committee receives $8,000. Each Chairman of the Compensation Committee, the Corporate Governance Committee and the Finance Committee receives $8,000 and each other member of those committees receives $4,000. All annual fees are payable in March.

In December 2007, the Company’s stockholders approved the WD-40 Company 2007 Stock Incentive Plan (the “Stock Incentive Plan”) to authorize the issuance of stock-based compensation awards to employees as well as to directors and consultants. For services provided during the year in 2010, the Director Compensation Policy provided for the issuance of restricted stock units (“RSUs”) having a grant date value of $32,000 to each non-employee director. Each RSU represents the right to receive one share of the Company’s common stock. Each director was also permitted to elect to receive RSUs in lieu of all or a portion of his or her annual fee for service as a director for 2010. The number of RSUs granted to directors equals the compensation payable in RSUs divided by the fair market value of the Company’s common stock as of the date of grant. All RSUs granted to directors pursuant to the Director Compensation Policy are subject to Award Agreements under the Stock Incentive Plan. All RSUs granted to a director are fully vested and are settled in shares of the Company’s common stock upon termination of the director’s service as a director of the Company.

Prior to fiscal year 2008, the Company maintained the 1999 Non-Employee Director Restricted Stock Plan (the “Director Stock Plan”) providing for the issuance of shares of restricted common stock of the Company to each non-employee member of the Board of Directors. Shares were issued under the Director Stock Plan in lieu of cash compensation according to written elections made by the directors. Restricted shares issued to a director in prior years did not become vested for resale for a period of five years from the date of issuance or until the director’s retirement from the Board following the director’s 65th birthday. Unless a director has reached age 65, the shares are subject to forfeiture if, during the five year vesting period, the director resigns from service as a director.

The Company also maintains a Director Contributions Fund from which each incumbent director has the right, at a specified time each fiscal year, to designate $6,000 in charitable contributions to be made by the Company to properly qualified (under Internal Revenue Code Section 501(c)(3)) charitable organizations.

The following Director Compensation table provides information concerning director compensation earned by each non-employee director for services rendered in fiscal year 2010. Since the annual base fee and fees for service on committees is payable for services provided to the Company from January 1st of the fiscal year until the next annual meeting of stockholders, such compensation is reported for purposes of the Director Compensation table on a weighted basis. For fiscal year 2010, one quarter of the reported compensation earned or paid in cash is based on the director compensation policy in effect for calendar year 2009 and three quarters of the reported compensation paid in cash is based on the director compensation policy in effect for calendar year 2010. Amounts earned and reported in the Director Compensation table for Fees Earned or Paid in Cash for the fiscal year for each director are dependent upon the various committees on which each director served as a member or as chairman during the fiscal year.

DIRECTOR COMPENSATION

Fiscal Year 2010

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	All Other Compensation ($)[4]	Total ($)
John C. Adams, Jr.	$44,000	$31,996	$0	$6,000	$81,996
Giles H. Bateman	$52,000	$31,996	$0	$6,000	$89,996
Peter D. Bewley	$44,000	$31,996	$0	$6,000	$81,996
Richard A. Collato	$48,000	$31,996	$0	$6,000	$85,996
Mario L. Crivello	$36,000	$31,996	$0	$6,000	$73,996
Linda A. Lang	$44,000	$31,996	$0	$6,000	$81,996
Neal E. Schmale	$54,000	$31,996	$0	$6,000	$91,996

[1]

For services rendered during fiscal year 2010, directors received restricted stock units (“RSUs”) pursuant to elections made in 2008 and 2009 under the Director Compensation Policy with respect to their services as directors in calendar years 2009 and 2010, respectively, in each case in lieu of all or part of their base annual fees for such calendar year (as described in the narrative preceding the Director Compensation Table) as follows: Giles H. Bateman received RSUs valued at $8,981; Richard A. Collato received RSUs valued at $7,994; and Peter D. Bewley, Linda A. Lang and Neal E. Schmale received RSUs valued at $31,991.

[2]

Amounts included in the Stock Awards column represent the grant date fair value for non-elective RSUs awarded to all non-employee directors pursuant to the Director Compensation Policy. On December 8, 2009 each director received a non-elective award of 986 RSUs, each RSU having a grant date fair value equal to the closing price of the Company’s common stock on that date in the amount of $32.45 per share. The number of RSUs awarded to each director is rounded down to the nearest whole share. The number of RSUs held by each director as of the end of the fiscal year are reported with respect to such director’s security ownership as of the record date for the annual meeting of stockholders on page 4 of this proxy statement. The RSUs are settled in stock only upon termination of service as a director and the RSUs provide for the payment of dividend equivalent compensation in amounts equal to dividends declared and paid on the Company’s common stock.

[3]

Outstanding options held by each director as of the end of the fiscal year are reported with respect to such director’s security ownership as of the record date for the annual meeting of stockholders on page 4 of this proxy statement.

[4]	Amounts represent charitable contributions made by the Company as designated by each non-employee director pursuant to the Company’s Director Contribution Fund.

Stockholder Communications with Board of Directors

Stockholders may send communications to the Board of Directors by submitting a letter addressed to: WD-40 Company, Corporate Secretary, 1061 Cudahy Place, San Diego, CA 92110.

The Board of Directors has instructed the Corporate Secretary to forward such communications to the Chairman of the Board of Directors. The Board of Directors has also instructed the Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, to not forward correspondence which is deemed of a commercial or frivolous nature or inappropriate for Board of Director consideration. The Corporate Secretary may also forward the stockholder communication within the Company to another department to facilitate an appropriate response.

Committees

Director	Audit	Compensation	Governance	Finance
John C. Adams, Jr.			✓	Chairman
Giles H. Bateman	Chairman			✓
Peter D. Bewley		✓	Chairman
Richard A. Collato	✓	Chairman
Mario L. Crivello		✓
Linda A. Lang	✓	✓
Garry O. Ridge
Neal E. Schmale			✓	✓
Number of Meetings Held in Fiscal Year 2010	4	4	3	5

Corporate Governance Committee

Nomination Policies and Procedures

The Corporate Governance Committee is comprised of Peter D. Bewley (Chairman), John C. Adams, Jr., and Neal E. Schmale. The Corporate Governance Committee also functions as the Company’s nominating committee and is comprised exclusively of independent directors as defined in the Nasdaq Rules. The Corporate Governance Committee met three times during the last fiscal year.

The Corporate Governance Committee acts in conjunction with the Board of Directors to ensure that a regular evaluation is conducted of succession plans, performance, independence, and of the qualifications and integrity of the Board of Directors. The Corporate Governance Committee also reviews the applicable skills and characteristics required of nominees for election as directors. The objective is to balance the composition of the Board of Directors to achieve a combination of individuals of different backgrounds and experiences, including, but not limited to, whether the candidate is currently or has recently been an executive officer at a publicly traded company; whether the candidate has substantial background in matters related to the Company’s products or markets, in particular, supply chain management, information technology and marketing; and whether the candidate has substantial international business experience, a substantial financial background or is serving as a director at one or more publicly traded companies The Board of Directors has not established any specific diversity criteria for the selection of nominees other than the general composition criteria noted above.

In determining whether to recommend a director for re-election, the Corporate Governance Committee considers the director’s past attendance at meetings, results of annual evaluations and the director’s participation in and anticipated future contributions to the Board of Directors. A director who will have reached the age of 72 prior to the date of the next annual meeting of stockholders, except for non-employee directors first elected to the Board prior to June 29, 1999, will not be recommended for re-election at that meeting.

The Corporate Governance Committee reviews new Board of Director nominees through a series of internal discussions, reviewing available information, and interviewing selected candidates. Generally, candidates for nomination to the Board of Directors have been suggested by directors or employees. The Company does not currently employ a search firm or third party in connection with seeking or evaluating candidates.

The Corporate Governance Committee will consider director candidates recommended by security holders under the same criteria as other candidates described above. Nominations may be submitted by letter addressed to: WD-40 Company Corporate Governance Committee, Corporate Secretary, 1061 Cudahy Place, San Diego, CA 92110. Nominations by security holders must be submitted in accordance with the requirements of the Company’s Bylaws, including submission of such nominations within the time required for submission of stockholder proposals as set forth on page 34 of this proxy statement.

Audit Committee

The Audit Committee is comprised of Giles H. Bateman (Chairman), Richard A. Collato and Linda A. Lang. Four meetings were held during the last fiscal year to review quarterly financial reports, to consider the annual audit and other audit services and to review the audit with the independent registered public accounting firm after its completion. The Board of Directors has determined that Mr. Bateman is an “audit committee financial expert” as defined by regulations adopted by the Securities and Exchange Commission. Mr. Bateman and each of the other members of the Audit Committee is an independent director as defined in the Nasdaq Rules. Each member of the Audit Committee also satisfies the requirements for service on the Audit Committee as set forth in Rule 5605(c)(2) of the Nasdaq Rules.

The Audit Committee has responsibility for review and oversight of related party transactions for potential conflicts of interest. Related party transactions include any independent business dealings between the Company and related parties who consist of the Company’s executive officers, directors, director nominees and holders of more than 5% of the Company’s shares. Such transactions include business dealings with parties in which any such related party has a direct or indirect interest. The Board of Directors has adopted a written policy to provide for the review and oversight of related party transactions by the Audit Committee. Executive officers and directors are required to notify the Secretary of the Company of any proposed or existing related party transactions in which they have an interest. The Secretary and the Audit Committee also rely upon the Company’s disclosure controls and procedures adopted pursuant to Exchange Act rules for the purpose of assuring that matters requiring disclosure, including related party transactions that may involve the potential for conflicts of interests, are brought to the attention of management and the Audit Committee on a timely basis. Certain related party transactions do not require Audit Committee review and approval. Such transactions are considered pre-approved. Pre-approved transactions include:

•	transactions approved in the ordinary course of business that do not exceed $50,000 in any fiscal year;

•	compensation arrangements approved by the Compensation Committee or the Board of Directors and expense reimbursements consistent with the Company’s expense reimbursement policy;

•	transactions in which the related party’s interest is derived solely from the fact that he or she serves as a director of another corporation that is a party to the transaction;

•

transactions in which the related party’s interest is derived solely from his or her ownership (combined with the ownership interests of all other related parties) of not more than a 5% beneficial interest (but excluding any interest as a general partner of a partnership) in an entity that is a party to the transaction; and

•	transactions available to all employees of the Company generally.

If a related party transaction is proposed or if an existing transaction is identified, the Audit Committee has authority to deny, approve or ratify the transaction and to impose such restrictions or other limitations on the transaction as the Committee may consider necessary to best assure that the interests of the Company are protected and that the related party involved is not in a position to receive an improper benefit. In making such determination, the Audit Committee considers such factors as it deems appropriate, including without limitation (i) the benefits to the Company of the transaction; (ii) the commercial reasonableness of the terms of the transaction; (iii) the dollar value of the transaction and its materiality to the Company and to the related party; (iv) the nature and extent of the related party’s interest in the transaction; (v) if applicable, the impact of the transaction on a non-employee director’s independence; and (vi) the actual or apparent conflict of interest of the related party participating in the transaction.

During the fiscal year ended August 31, 2010 there were no transactions required to be reported pursuant to the requirements of Item 404(a) of Regulation S-K under the Exchange Act.

The Audit Committee also has responsibility for the selection, appointment and oversight of the independent registered public accounting firm for the Company. A separate report of the Audit Committee is set forth below.

AUDIT COMMITTEE REPORT

Each year the Board of Directors appoints an Audit Committee to fulfill regulatory requirements and to assist the Board in oversight of the Company’s financial reporting, internal control functions and audit process. Each member of the Audit Committee meets the independence requirements set by the Nasdaq Stock Market.

The responsibilities of the Audit Committee include the selection and appointment of an independent registered public accounting firm to be hired as the Company’s independent accountants. The Audit Committee is also responsible for recommending to the Board that the Company’s consolidated financial statements be included in its annual report on Form 10-K.

With respect to the preparation and audit of the Company’s consolidated financial statements, management is responsible for the preparation of the financial statements; the establishment of accounting and financial reporting principles; the establishment of disclosure controls and procedures; the establishment of internal control over financial reporting; the evaluation of the effectiveness of both disclosure controls and procedures and internal control over financial reporting; and the evaluation of changes in internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion as to whether the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed the consolidated financial statements of the Company for the fiscal year ended August 31, 2010. The Audit Committee has discussed the preparation of the consolidated financial statements with management and with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, and the Audit Committee has met separately with PricewaterhouseCoopers LLP and with management to discuss issues relating to the preparation and audit of the financial statements.

For the fiscal year ended August 31, 2010, management has completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has been kept apprised of management’s activities in the completion of such work and evaluation and the Audit Committee has provided oversight and advice with respect to the process undertaken by management. The Audit Committee will continue to oversee such work being undertaken by the Company for the fiscal year ending August 31, 2011.

The Audit Committee has taken the following steps in making its recommendation that the Company’s financial statements be included in its annual report on Form 10-K for the fiscal year ended August 31, 2010:

1.	At regularly scheduled meetings of the Audit Committee, management and PricewaterhouseCoopers LLP provided periodic reports as to the work undertaken by the Company to complete the documentation, testing and evaluation of the Company’s system of internal control over financial reporting. Upon completion of such work and upon preparation of the Company’s consolidated financial statements for the year ended August 31, 2010, the Audit Committee reviewed a report provided by management on the effectiveness of the Company’s internal control over financial reporting.

2.	The Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for fiscal year ended August 31, 2010, those matters required to be discussed by Statement on Auditing Standards No. 61 and PCAOB Auditing Standard No. 2, including information concerning the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process.

3.	The Audit Committee discussed with PricewaterhouseCoopers LLP its independence and received from PricewaterhouseCoopers LLP a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure helped the Audit Committee in evaluating such independence.

4.	The Audit Committee reviewed and discussed with the Company’s management and PricewaterhouseCoopers LLP, the Company’s audited consolidated balance sheet at August 31, 2010, and consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended August 31, 2010.

5.	The Audit Committee has reviewed PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm and Management’s Report on Internal Control over Financial Reporting included in the Company’s annual report on Form 10-K.

Based on the reviews and discussions explained above, the Audit Committee recommended to the Board that the Company’s financial statements be included in its annual report on Form 10-K for its fiscal year ended August 31, 2010. PricewaterhouseCoopers LLP has been selected to serve as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2011.

Giles H. Bateman (Chairman)

Richard A. Collato

Linda A. Lang

Finance Committee

The Finance Committee is comprised of John C. Adams, Jr. (Chairman), Giles H. Bateman and Neal E. Schmale. Five meetings of the Finance Committee were held during the last fiscal year. The Finance Committee is appointed by the Board for the primary purpose of assisting the Board in overseeing financial matters of importance to the company, including matters relating to acquisitions, investment policy, capital structure, and dividend policy. The Finance Committee also reviews the Company’s annual and long-term financial strategies and objectives.

Compensation Committee

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Richard A. Collato (Chairman), Peter D. Bewley, Mario L. Crivello and Linda A. Lang, all of whom are independent directors as defined under the Nasdaq Rules. The Compensation Committee met four times during the last fiscal year. During the fiscal year ended August 31, 2010 there were no compensation committee interlock relationships with respect to members of the Board of Directors and the Compensation Committee as described in Item 407(e)(4)(iii) of Regulation S-K promulgated under the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

WD-40 Company’s Compensation Discussion and Analysis addresses the processes and decisions of the Company’s Board of Directors and the Compensation Committee of the Company’s Board of Directors (the “Committee”) with respect to the compensation of the Company’s Named Executive Officers (“NEOs”). For fiscal year 2010, the Company’s NEOs were:

•	Garry O. Ridge, our Chief Executive Officer (“CEO”);

•	Jay W. Rembolt, our Chief Financial Officer (“CFO”);

•	Michael J. Irwin, our Executive Vice President, Strategic Development;

•	Michael L. Freeman, our Division President, the Americas;

•	William B. Noble, our Managing Director, Europe.

Governance of Executive Officer Compensation Program

The purpose of the Committee is to establish and administer the compensation arrangements of the CEO and other executive officers of the Company, including the other NEOs, on behalf of the Board of Directors. The Committee is responsible for developing the Company’s overall compensation strategy, with support from management and the Committee’s independent advisor. The Committee also has responsibilities in connection with administration of the Company’s equity compensation plans.

The Compensation Committee operates pursuant to a Charter which outlines the responsibilities of the Committee, including the Committee’s responsibilities with respect to performance reviews and approval of annual compensation arrangements for the NEOs. A copy of the Charter can be found under the Officers and Directors link on the Investors page of the Company’s website—at http://www.wd40company.com.

Process for Evaluating Executive Officer Performance and Compensation

In accord with its Charter, the Compensation Committee works with the Company’s Human Resources function in carrying out its responsibilities; the Vice President of Human Resources is management’s liaison with the Committee. During fiscal year 2010, the Committee engaged Compensia, Inc, an independent compensation advisor, to provide advice and information relating to executive compensation. Compensia assisted the Committee in the evaluation of executive base salary, bonus compensation and equity incentive design and award levels, and the specific pay recommendation for the CEO. Compensia reports directly to the Committee and provides no additional services for management.

Executive Compensation Philosophy and Framework

Compensation Objectives

The Company’s executive compensation program is designed to achieve four primary objectives:

1.	Attract and retain high-caliber executives.

2.	Align the interests and compensation of executives with the value created for shareholders.

3.	Reinforce a sense of urgency among executives to achieve both short-term and long-term Company objectives.

4.	Create a direct, meaningful link between business and team success and individual performance and rewards.

Target Pay Position/Mix of Pay

The Company’s compensation program consists primarily of base salary, annual cash incentives, and long-term oriented equity grants. Each of these components is discussed in greater detail in the Executive Officer Compensation Decisions section below. The Compensation Committee has established a target for executive officer total compensation (defined as base salary, plus performance incentive bonus, plus the grant date fair value of equity awards) at the 50th percentile relative to the market (details on the use of benchmarking peer group data is provided below). Actual pay may vary, based on company and/or individual performance, length of time within the position, and anticipated contribution. The Committee does not adhere to specific guidelines regarding the percentage of total compensation that should be represented by each element of pay. Rather, the NEO compensation arrangements are generally designed such that each element approximates the market 50th percentile, subject to the factors discussed above. A review of total compensation for each NEO relative to the target benchmark percentile is provided in the Executive Officer Compensation Decisions section below under the heading, Overall Reasonableness of Compensation and Compensation Relative to Market.

Compensation Benchmarking

For fiscal year 2010 compensation decisions, the Compensation Committee examined the executive compensation practices of a peer group of twenty-one companies to assess the competitiveness of the Company’s executive compensation. Peer group companies were selected from a list of U.S. headquartered companies having revenues reasonably comparable to WD-40 Company and doing business in the specialty chemical industry or within specific consumer products categories. In addition to the peer group data, the Committee has used broad industry company data from published compensation surveys for a set of companies having revenues comparable to the Company. This mix of data has been weighted, 50% for the broad industry company data and 50% for the peer group data. The companies used in the peer group analysis for 2010 compensation decisions are comprised of:

•American Pacific Corporation •American Vanguard Corporation •Bare Escentuals, Inc. •Cambrex Corporation •Chattem Inc. •Gaiam, Inc. •Hawkins, Inc. •Inter Parfums, Inc. •Katy Industries, Inc.	•Mannatech, Inc. •Medicis Pharmaceutical Corporation •National Presto Industries Inc. •Nutraceutical International Corporation •Pacific Ethanol, Inc. •Park Electrochemical Corp.	•Parlux Fragrances, Inc. •Penford Corporation •PetMed Express, Inc. •Prestige Brands Holdings, Inc. •Quaker Chemical Corporation •USANA Health Sciences, Inc.

Executive Officer Compensation Decisions

Base Salary: Process

Base salaries for all NEOs are approved by the Committee effective for the beginning of each fiscal year. In setting base salaries, the Committee considers a salary range which has been prepared by its outside advisor based on each NEO’s job responsibilities and the market 50th percentile target pay position. Salary increases, if any, are based on individual performance, position, current pay relative to the market, future anticipated contribution and the company-wide merit increase budget. Assessment of individual performance follows a rigorous evaluation process, including self-evaluation and the establishment of annual goals for each officer and an assessment of the achievement thereof. Individual performance elements considered in this process included individual and company performance goals and achievements in such areas as growth, innovation, leadership, earnings and customer relations for Mr. Ridge; governance and risk, compliance, forecasting and financial reporting for Mr. Rembolt; strategic growth and earnings for Mr. Irwin; and teamwork, execution and growth for Mr. Freeman and for Mr. Noble. Information concerning 2011 compensation decisions is provided below under the heading, Fiscal Year 2011 Compensation Decisions.

Base Salary: Fiscal Year 2010

Due to prevailing economic conditions and uncertainty with respect to expectations for company performance for fiscal year 2010, the Compensation Committee concluded that salaries for all executive officers should remain unchanged from fiscal year 2009 levels. The Committee decision was influenced by management’s decision to keep overall compensation levels for Company employees unchanged for fiscal year 2010 and by the CEO’s recommendation to provide for no increase in the base salaries of the other executive officers.

Performance Incentive Program

The Company uses its Performance Incentive Program to tie NEO compensation to the Company’s financial performance. During fiscal year 2009, Company management undertook a comprehensive review of the Performance Incentive Program and equity award practices as applied to all Company employees. Management retained the services of Remedy Compensation Consulting to assist in this process. The Compensation Committee asked its independent compensation consultant, Compensia, to work with Remedy in order to integrate planning and analysis of the Company’s incentive bonus and equity compensation plans as they would be applied in the context of the Committee’s executive officer compensation decisions. As a result of this review process, the Company’s Performance Incentive Program was modified for fiscal year 2010. The Performance Incentive Program is offered to the executive officers pursuant to the WD-40 Company Performance Incentive Plan approved by the stockholders at the 2008 annual meeting.

Changes to the Performance Incentive Program for 2010 were intended to provide more direct incentives to employees to affect regional financial performance and, for the company as a whole, to promote increased sales at sustained or increasing levels of profitability. As in prior years, specific performance measures tied to regional financial results are used in the Performance Incentive Program formulas as applied to each employee according to his or her particular area of responsibility. Formula weightings for the Performance Incentive Program were changed to provide greater incentive and reward for regional performance achievement and, for the NEOs, particularly those with global responsibilities, for performance measured by increased revenues.

For the NEOs, incentive awards are based on the following corporate performance measures: (i) net invoiced sales recorded on a consolidated basis (“Global Revenue”)1; (ii) net invoiced sales recorded for the Company’s relevant reporting segments (“Regional Revenue”)1; (iii) the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) computed on a consolidated basis (“Global EBITDA”); and (iv) EBITDA computed for the Company’s relevant financial reporting segments (“Regional EBITDA”). The targets for these performance measures applied to the Performance Incentive Program formulas for the NEOs are the same as the targets for such measures as applied to formulas for all other employees for whom such performance measures are applicable.

Depending upon performance results, the Performance Incentive bonus payout can range from 0% to 100% of base salary for the Chief Executive Officer and from 0% to 60% of base salaries for the other NEOs. The maximum opportunity percentage for the CEO at 100% of his base salary as compared to the maximum opportunity percentage for the other NEOs at 60% of base salary was established by the Board of Directors in prior years in recognition of the higher level of responsibility of the CEO for overall Company performance, in reliance on benchmarking data that supports total potential CEO compensation at such levels and to establish a compensation package for the CEO having a higher percentage of potential compensation tied to Company performance.

The maximum bonus for each NEO is referred to herein as their “annual opportunity”. For Mr. Freeman and Mr. Noble, the Performance Incentive Program provides three distinct performance measure levels for possible

[1]

Global Revenue and Regional Revenue results are calculated using foreign exchange rates predetermined at the beginning of the fiscal year. The purpose of using predetermined rates is to avoid the impact of volatile foreign exchange rates, whether favorable or unfavorable to the employees, on bonus payout.

award of bonus compensation. The first level represents 50% of the annual opportunity, the second level represents 30% of the annual opportunity and the third level represents 20% of the annual opportunity. These weightings are the same as are applied to the Performance Incentive Program for all other employees of the Company other than Mr. Ridge, Mr. Rembolt and Mr. Irwin. Maximum incentive bonus payouts for Mr. Freeman and Mr. Noble require achievement of specified segment targets for Regional Revenue (first level) and Regional EBITDA (second level) and Company performance that equals the maximum target amount for Global EBITDA as described below (third level). For Mr. Ridge, Mr. Rembolt and Mr. Irwin (each of whom has global rather than regional responsibilities), only the first and third levels apply (Global Revenue for the first level and Global EBITDA for the third level), each representing 50% of the annual opportunity.

After all bonus amounts earned for the first level and second level (if applicable) are calculated, the Global EBITDA result is measured. The maximum target amount of Global EBITDA is established by means of a formula that is based on all Performance Incentive bonus payouts under the first and second levels and the anticipated maximum bonus payout under the third level. This formula effects an equal sharing of increased earnings over the established minimum among all of the Company’s employees and the Company’s stockholders.

Target and maximum payout amounts for each of the NEOs for the 2010 Performance Incentive Program are provided in the Grants of Plan-Based Awards table on page 28 of this proxy statement.

The following table sets forth the fiscal year 2010 Performance Incentive Program payout weightings and the minimum and maximum target amounts for the performance measures applicable to each of the NEOs:

	Garry O. Ridge Jay W. Rembolt Michael J. Irwin	Michael L. Freeman	William B. Noble	Minimum Target FY 2010 ($ millions)	Maximum Target FY 2010 ($ millions)
Regional Revenue (Americas)	N/A	50%	N/A	$188.8	$200.9
Regional EBITDA (Americas)	N/A	30%	N/A	$44.1	$46.5
Regional Revenue (Europe)	N/A	N/A	50%	$99.9	$114.4
Regional EBITDA (Europe)	N/A	N/A	30%	$27.1	$28.7
Global Revenue	50%	N/A	N/A	$317.4	$351.3
Global EBITDA	50%	20%	20%	$54.0	$58.8

The following table sets forth the actual fiscal year 2010 results and percentage achievement for each of the performance measures under the Performance Incentive Program formulas applicable to the NEOs:

Performance Measure	Actual FY 2010 ($ millions)	% Achievement
Regional Revenue (Americas)	$199.1	84.53%
Regional EBITDA (Americas)	$49.8	100.00%
Regional Revenue (Europe)	$113.2	91.50%
Regional EBITDA (Europe)	$29.3	100.00%
Global Revenue	$348.5	91.95%
Global EBITDA	$59.7	100.00%

Achievement of the maximum target levels for Regional Revenue and EBITDA and Global Revenue and EBITDA are intended to be attainable through the concerted efforts of all management teams working in their own regions and areas of responsibility and for the Company as a whole. Use of these and other Performance Incentive Program performance measures for all employees over many years has served to focus the entire Company on steady growth of quality earnings.

Based on the Company’s performance for fiscal year 2010 and the Committee’s certification of the relative attainment of each of the performance measures under the Company’s Performance Incentive Program, NEO incentive award payouts were calculated.

On October 12, 2010, the Committee approved payment of the following incentive bonus amounts for fiscal year 2010 performance:

Executive Officer	Title	FY2010 Annual Incentive Opportunity (As % of Base Salary)	FY2010 Actual Bonus (As % of Base Salary)	FY2010 Bonus Paid ($)
Garry O. Ridge	Chief Executive Officer	100%	96%	$550,027
Jay W. Rembolt	Vice President, Finance and Chief Financial Officer	60%	58%	$128,185
Michael J. Irwin	Executive Vice President, Strategic Development	60%	58%	$165,182
Michael L. Freeman	Division President, the Americas	60%	55%	$154,999
William B. Noble	Managing Director, Europe	60%	57%	$171,475	[1]

[1]	Mr. Noble’s bonus has been converted from pounds sterling at an average annual exchange rate for fiscal year 2010 of $1.5674 per pound.

To provide an example of the application of the Company’s Performance Incentive Program to one of the NEOs, Mr. Freeman’s bonus payout for fiscal year 2010 was computed as follows:

•	Bonus Opportunity = 60% X Salary ($279,990) = $167,994.

•	Level 1 (Regional Revenue (Americas)) = 50% of Bonus Opportunity = $83,997.

•	Level 1 Bonus = Level 1 Achievement (84.53%) X Level 1 Bonus Opportunity = $71,003.

•	Level 2 (Regional EBITDA (Americas)) = 30% of Bonus Opportunity = $50,398.

•	Level 2 Bonus = Level 2 Achievement (100%) X Level 2 Bonus Opportunity = $50,398.

•	Level 3 (Global EBITDA) = 20% of Bonus Opportunity = $33,598.

•	Level 3 Bonus = Level 3 Achievement (100%) X Level 3 Bonus Opportunity = $33,598.

Mr. Freeman’s aggregate bonus payout was the sum of the payouts under each of the three levels of the Company’s Performance Incentive Program, or $154,999.

Equity Compensation

Equity compensation is a critical component of the Company’s efforts to attract and retain executives and key employees, encourage employee ownership in the Company, link pay with performance and align the interests of executive officers with those of stockholders. As an integral part of the compensation earned by the NEOs for services in fiscal years prior to 2009, the Company provided the NEOs with an economic interest in the long-term appreciation of the Company’s common stock through the award of stock options. In fiscal year 2008, management recommended and the Committee approved a change in the Company’s approach to equity compensation for its employees, including the NEOs, to provide for the award of Restricted Stock Units (“RSUs”) instead of stock options.

As previously noted with respect to the Company’s Performance Incentive Program, during fiscal year 2009, Company management undertook a comprehensive review of incentive bonus and equity award practices as applied to all Company employees. Management retained the services of Remedy Compensation Consulting and the Compensation Committee asked its independent compensation consultant, Compensia, to work with Remedy in order to integrate planning and analysis of the Company’s equity compensation plans for future equity award decisions. As a result of this review, the Committee approved changes to the equity award program for the executive officers, including all of the NEOs, to provide for the award of both time-vesting RSUs and performance-vesting Performance Share Units (“PSUs”). Equity awards are awarded pursuant to the Company’s 2007 Stock Incentive Plan (the “Stock Incentive Plan”) approved by the stockholders at the 2007 annual meeting. The key changes to the equity program for fiscal year 2010 are as follows:

•

Equity awards for the executive officers are delivered in the form of RSUs and PSUs, both of which provide for the issuance of shares of the Company’s common stock upon vesting. All other participant employees receive their entire equity award in the form of RSUs.

•	RSUs provide for vesting over a period of 3 years from the grant date.

•

PSUs provide for performance vesting over a performance measurement period of two fiscal years ending on August 31st of the 2nd calendar year following the grant date. The performance measures for the PSUs are equally weighted between targets for the Company’s aggregate revenue growth and gross margin as described in more detail below.

•

A mix of RSUs and PSUs for the executive officers was considered by the Committee to be more appropriate than RSUs alone or stock options for the following reasons: i) PSUs provide a more direct performance-based incentive; ii) RSUs have a greater perceived value to recipients than stock options; iii) RSUs and PSUs, in the aggregate, have a lower compensation expense impact on the Company’s financial results; iv) RSUs and PSUs have less dilutive impact on a share count basis; and v) the issuance of shares of common stock upon vesting encourages long-term stock ownership and facilitates the achievement of the company’s stock ownership guidelines (as described below in the Other Considerations section, under the heading, Executive Officer Stock Ownership Guidelines).

•	The size of annual equity grants for participant employees is determined as follows:

•	A target level of equity award is determined for each participant employee based on relative position and responsibility within the Company;

•

The specific number of award units to be granted is determined on the basis of the participant employee’s performance grade rating for prior year performance which is determined as part of the employee’s annual review and evaluation process;

•

In establishing the number of award units to be granted to the executive officers, the Committee considers individual performance (as discussed above in the Executive Officer Compensation Decisions section under the heading, Base Salary: Process) as well as factors relating to overall pay mix and target pay relative to market; and

•	For the executive officers, 60% of the award is granted in the form of PSUs and 40% of the award is granted in the form of RSUs.

The Board recognizes the potentially dilutive impact of equity awards. The Company’s equity award practices are designed to balance the impact of dilution and the Company’s need to remain competitive by recruiting, retaining and providing incentives for high-performing employees. The following steps have been taken by the Board and the Committee to maintain this balance:

•

The Committee has sought to manage to an annual gross burn rate for equity awards to all participating employees such that they do not exceed 2% of the Company’s outstanding shares. The actual average burn rate over the past three years has been approximately 1.1%. For this purpose the burn rate for each year is calculated by dividing the unadjusted number of equity award shares granted for each year by the weighted average total number of shares of the Company’s common stock outstanding for the year.

•	The Company’s aggregate equity award practices have been conservative, particularly with respect to options previously awarded to the Company’s executive officers. Upon review of peer group data and the competitiveness of the Company with respect to equity compensation, the Committee determined that past equity compensation provided its executive officers was low. Increases in equity compensation for the executive officers were therefore made for fiscal year 2008. Increases in equity award levels for the Company’s executive officers, including each of the NEOs, that were considered by the Committee to be appropriate for fiscal years 2009 and 2010 were not fully carried forward due to overall burn rate concerns and equity plan budgeting limitations established by the Committee.

Restricted Stock Unit Awards

RSUs provide for the issuance of shares of the Company’s common stock to the award recipient upon vesting provided that the recipient remains employed with the Company through each vesting date. Shares of the Company’s common stock equal to the number of vested RSUs will be issued promptly upon the vesting date. The vesting date each year will be the 3rd business day following the release of the Company’s annual earnings for the preceding fiscal year, but not later than November 15. Payment of required withholding taxes due with respect to the vesting of the RSUs, if any, will be covered through withholding of shares by the Company. The Company will issue a net number of shares to the recipient for the vested RSUs after withholding shares having a value as of the vesting date equal to the required tax withholding obligation.

Performance Share Unit Awards

PSUs awarded for fiscal year 2010 provide for performance vesting over a performance measurement period of two fiscal years ending August 31, 2011. The recipient must remain employed for vesting purposes until the date on which the Committee certifies achievement of the requisite performance provided for in the PSU Award Agreement. Shares of the Company’s common stock equal to an “Applicable Percentage” of the “Target Number” of PSUs awarded to the executive officers will be issued as of the “Settlement Date”. The Applicable Percentage is determined by reference to the performance vesting provisions of the PSU Award Agreement as described below. The Settlement Date for the PSUs will be the 3rd business day following the release of the Company’s annual earnings for the second fiscal year of the performance vesting period. Payment of required withholding taxes due with respect to the settlement of the PSUs, if any, will be covered through withholding of shares by the Company. The Company will issue a net number of shares for the vested PSUs after withholding shares having a value as of the Settlement Date equal to the required tax withholding obligation.

The performance vesting provisions of the PSUs are based on relative achievement of two equally weighted performance measures, “Aggregate Revenue Growth” and “Gross Margin”, over the performance measurement period of two fiscal years as provided in the table below:

Aggregate Revenue Growth	Gross Margin	Applicable Percentage
> 25%	> 55%	150%
25%	55%	150%
20%	50%	100%
15%	45%	50%
< 15%	< 45%	0%

In order to determine the Applicable Percentage of the Target Number of PSUs that will be vested upon achievement of the performance measures, the Applicable Percentage is determined independently for each performance measure and the two Applicable Percentages so determined are given equal weight by taking the simple average of the two amounts. For each performance measure, the Applicable Percentage will be determined on a straight line sliding scale from the minimum 50% Applicable Percentage achievement level to the maximum 150% Applicable Percentage achievement level.

Aggregate Revenue Growth is determined as the annual percentage growth in world-wide consolidated net sales for the 2nd fiscal year of the two fiscal year measurement period (defined in the PSU Award Agreement as the “Measurement Year”) as compared to the world-wide consolidated net sales for the fiscal year immediately preceding the two fiscal year performance period (defined in the PSU Award Agreement as the “Base Year”). Net sales for the Measurement Year are to be measured by translation of all consolidated reporting entities’ actual local currency revenues into U.S. dollars at the Base Year average foreign currency exchange rate applicable to each such entity.

Gross Margin is determined as the aggregate world-wide consolidated gross profit for the full two fiscal year performance measurement period as a percentage of aggregate world-wide consolidated net sales for the performance measurement period. Gross profit and net sales for the performance measurement period are to be measured by translation of all consolidated reporting entities’ actual local currency gross profits and net sales at the actual foreign currency exchange rate applicable to each such entity for the period, as reported.

Fiscal Year 2010 Equity Awards

For fiscal year 2010, equity grants to individual executive officers were awarded to satisfy goals for executive officer retention, incentives for future performance, and overall levels of compensation and pay mix. In December 2009, the Committee approved RSU and PSU awards to the NEOs as set forth in the Grants of Plan-Based Awards table on page 28 of this proxy statement. Equity awards were made to all Stock Incentive Plan participants in December 2009 rather than in October as in prior years because work on development of the new equity award program for the Company had not been completed as of the October meeting date. In establishing award levels for the NEOs for fiscal year 2010, the Committee placed particular emphasis on long-term retention goals and desired incentives for future contributions. As such, each NEO other than the CEO received the same number of RSUs and PSUs. The RSU and PSU awards to the CEO were greater than the awards to the other NEOs in recognition of his higher level of responsibility for overall Company performance and in reliance on benchmarking data that supports a higher level of equity compensation for the CEO. The Committee’s decision to award equal amounts to each of the NEOs other than the CEO was also influenced by the Committee’s recognition that overall pay relative to market remains below benchmark targets and that, as discussed above, targeted increases in equity compensation for each of the NEOs have not been fully carried out. See also the discussion below under the heading Overall Reasonableness of Compensation and Compensation Relative to Market.

Benefits and Perquisites

As is the case with most Company employees, the Company’s NEO’s are provided with standard health and welfare benefits, as well as the opportunity to participate in a 401(k) profit sharing plan. The 401(k) plan serves to provide Company employees, including the NEOs, with tax-advantaged retirement savings as an additional component of overall compensation. The Company’s contributions to the Plan may be invested by employees in a Company Stock Fund invested in shares of the Company’s common stock.

The Company maintains individual Supplemental Death Benefit Plan agreements with each of the NEOs other than Mr. Noble who has an equivalent life insurance benefit under his local U.K. compensation package. The Company’s Supplemental Death Benefit Plan agreement obligations are funded by life insurance policies owned by the Company.

The Company also provides cars to its executives and private health insurance for Mr. Noble in excess of coverage available to other Company employees in the U.K. The costs associated with the benefits and perquisites provided to the NEOs are included in the Summary Compensation Table included on page 27 of this proxy statement and they are separately identified in the narrative description of such benefits included with the Summary Compensation Table.

The Compensation Committee considers the cost of the foregoing benefits and perquisites in connection with its recommendations to the Board for approval of the CEO’s compensation package and in connection with approval of the total compensation for each of the other NEOs. All of such costs are considered appropriate in support of the Compensation Committee’s objective of attracting and retaining high quality executives because they are common forms of compensation for senior executives and are expected by such executives when they consider competing compensation packages.

Post-Employment Obligations

The Company has change of control severance agreements with each of the Company’s NEOs. The specific terms of the agreements are described in detail on page 31 of this proxy statement. The agreements were entered into with executive officers of the Company after extensive review by the Committee and the Board and negotiation with the officers to replace previously existing employment agreements. Consideration was given to possible inclusion of severance compensation to be paid to the officers in the event of their termination of employment without cause (or for good reason) without regard to the existence of a change of control of the Company. No such provisions were included and severance compensation is payable only following a termination of employment without “cause” or for “good reason” within 2 years following a “change of control” of the Company (as the quoted terms are defined in the severance agreements).

The Committee believes that the change of control severance agreements help ensure the best interests of stockholders by fostering continuous employment of key management personnel. As is the case in many public companies, the possibility of an unsolicited change of control exists. The uncertainty among management that can arise from a possible change of control can result in the untimely departure or distraction of key employees. Reasonable change of control severance agreements reinforce continued attention and dedication of executives to their assigned duties and support the Compensation Committee’s objective of retaining high quality executives.

Overall Reasonableness of Compensation and Compensation Relative to Market

The Committee believes that the Company is achieving its compensation objectives and in particular, rewards executive officers for driving operational success and stockholder value creation. Based on reviews of tally sheets and a pay-for-performance analysis by the Committee, and in light of the Company’s compensation objectives, the Compensation Committee and the Board believe that the pay mix and target pay position relative to market for each of the NEOs are reasonable and appropriate. As noted in the Executive Compensation Philosophy and Framework section above under the heading, Target Pay Position/Mix of Pay, the benchmark target for total compensation of the NEOs is the 50th percentile.

The following table sets forth the total compensation for each named executive officer (as reported based on cash compensation received in salary and bonus plus the grant date fair value of equity compensation) for fiscal year 2010 together with the relative benchmark percentile for each officer.

Executive Officer	Base Salary	Annual Bonus Earned	Grant Value of Stock Awards[1]	Total Compensation	Total Comp Position vs Market
Garry O. Ridge	$573,092	$550,027	$513,344	$1,636,463	70th percentile
Jay W. Rembolt	$222,600	$128,185	$128,336	$479,121	40th percentile
Michael J. Irwin	$286,848	$165,182	$128,336	$580,366	45th percentile
Michael L. Freeman	$279,990	$154,999	$128,336	$563,325	60th percentile
William B. Noble[2]	$298,469	$171,475	$128,336	$598,280	65th percentile

[1]

Stock Awards are reported at their grant date fair values. Information concerning such awards for fiscal year 2010 is set forth in the Grants of Plan-Based Awards table on page 28 of this proxy statement.

[2]	Mr. Noble’s salary and bonus amounts have been converted from pounds sterling at an average annual exchange rate for fiscal year 2010 of $1.5674 per pound.

For fiscal year 2010, total compensation for Mr. Ridge, Mr. Freeman and Mr. Noble exceeded the benchmark target of the 50th percentile. Higher levels of total compensation in fiscal year 2010 resulted from positive performance results under the Company’s Performance Incentive Program. As noted above, the percentage achievement for each of the performance measures under the Performance Incentive Program was in excess of 84% for each of the performance measures applicable to the NEOs and reached 100% for all of the applicable EBITDA performance measures. In reviewing total compensation for the NEOs, the Committee also reviews the company’s relative performance against the peer group. Based on publicly available data for the peer group as of the end of the Company’s fiscal year, the Company’s revenue growth and growth in EBITDA were each above the 70th percentile for the peer group.

Fiscal Year 2011 Compensation Decisions

In October 2010, the Committee considered peer group survey data as well as company and individual performance, and the CEO’s recommendations for other NEO compensation decisions. Based on the Committee’s analysis and review of these considerations, the Committee approved the following base salary, maximum incentive award payout and RSU and PSU award grants for each of the NEOs:

Executive Officer	FY2011 Base Salary ($)	Base Salary Increase (%)	FY2011 Incentive Bonus Maximum[1] ($)	FY2011 RSU Award[2] (#)	FY2011 PSU Award[3] (#)
Garry O. Ridge	$601,747	5.0%	$601,747	6,400	9,600
Jay W. Rembolt	$248,822	11.5%	$149,299	1,600	2,400
Michael J. Irwin	$296,888	3.5%	$178,133	1,600	2,400
Michael L. Freeman	$293,990	5.0%	$176,394	1,600	2,400
William B. Noble[4]	$313,392	5.0%	$188,035	1,600	2,400

[1]

The Incentive Bonus Maximum amounts represent the maximum amount of each NEO’s annual bonus opportunity under the Company’s Performance Incentive program as described in the Performance Incentive Program section above.

[2]	The terms and conditions of the RSU Grants are described in the Equity Compensation section above.

[3]

The PSU Grants are structured in the same manner as the PSUs awarded for fiscal year 2010 as described in the Equity Compensation section above. The performance measures for the 2011 PSU Grants are the same as the performance measures applicable to the 2010 PSU awards described in the Equity Compensation section above. Amounts shown represent 100% of the target number of shares of the Company’s common stock to be issued upon achievement of the applicable performance measures.

[4]	Mr. Noble’s fiscal year 2011 base salary and incentive bonus maximum amounts are converted from pounds sterling at an average annual exchange rate for fiscal year 2010 of $1.5674 per pound.

For the 2011 compensation decisions, the Compensation Committee approved a modification to its process for choosing peer group companies to include companies with comparable earnings as well as comparable revenues. See the Executive Compensation Philosophy and Framework section above under the heading Compensation Benchmarking for reference to the composition of the peer group used for 2010 compensation decisions. As a result of the changes in selection criteria, the following companies were removed from the peer group: Gaiam, Inc., Mannatech, Inc., Parlux Fragrances, Inc. and Penfold Corporation. Two companies in the prior peer group were acquired during the past fiscal year and have been removed, Bare Excentuals, Inc. and Chattem Inc. The foregoing companies have been replaced in the peer group for 2011 by Calgon Carbon Corporation, Innophos Holdings, Inc., Oil-Dri Corporation of America, STR Holdings, Inc., Trex Company, Inc. and Zep Inc.

Other Considerations

Rule 10b5-1 Trading Plans and Insider Trading Guidelines

The Company maintains insider trading guidelines, including transaction pre-approval requirements, applicable to officers and directors required to report under Section 16 of the Exchange Act as well as certain other employees who can be expected to have access to material non-public information concerning the Company. The Company’s insider trading guidelines also require pre-approval of all trading plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act. To avoid the potential for abuse, the Company’s policy with respect to such trading plans is that once adopted, trading plans are not subject to change or cancellation. Any such change or cancellation of an approved trading plan by an officer, director or employee covered by the Company’s insider trading guidelines in violation thereof will result in the Company’s refusal to approve future trading plan requests for that person.

Executive Officer Stock Ownership Guidelines

In December 2007 the Board of Directors approved guidelines for executive officer ownership of the Company’s stock. The guidelines specify that each executive officer will be expected to attain, within a period of 5 years from the date of adoption of the guidelines, and to maintain thereafter, equity ownership in the Company valued at not less than one times current base salary for executive officers other than the CEO and two times base salary for the CEO. The CEO’s higher required guideline ownership is consistent with the proportionately higher level of overall compensation received by the CEO as compared to the other NEOs, including proportionately higher levels of equity compensation. Valuation for purposes of the guidelines is to be determined at the higher of cost or current fair market value for shares and vested RSUs then held. Vested stock options are valued on a net after tax basis assuming a 45% marginal tax rate on the stock option value equal to the current stock price less the option exercise price. The Board of Directors believes that the stock ownership guidelines will serve to improve alignment of the interests of the executive officers and the Company’s stockholders. At the present time all of the NEOs have attained the requisite level of stock ownership or it is anticipated that they will attain such level of stock ownership within the time provided for in the approved stock ownership guidelines.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) limits the deductibility of compensation payable in any year to the CEO and the four most highly compensated other executive officers. Section 162(m) of the Code generally provides that a publicly-held company cannot deduct compensation paid to its most highly paid executive officers to the extent that such compensation exceeds $1 million per officer. Compensation that is “performance-based” within the meaning of the Code does not count toward the $1 million limit. Compensation paid in 2010 to the NEOs pursuant to the WD-40 Company Performance Incentive Plan approved by the stockholders at the Company’s 2008 Annual Meeting is intended to qualify as “performance-based” compensation.

While the Compensation Committee attempts to maximize the deductibility of compensation paid to the NEOs, the Committee retains the flexibility necessary to provide total compensation in line with competitive practice, the Company’s compensation philosophy, and the interests of stockholders. Therefore, the Company may from time-to-time pay compensation to its executive officers that may not be deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of WD-40 Company’s Board of Directors has reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this proxy statement and the Company’s annual report on Form 10-K for the year ended August 31, 2010 and, based upon that review and discussion, recommended to the board that it be so included.

Compensation Committee

Richard A. Collato, Chair

Peter D. Bewley

Mario L. Crivello

Linda A. Lang

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s stock, to file with the Securities Exchange Commission initial reports of stock ownership and reports of changes in stock ownership. Reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company during the last fiscal year and written representations that no other reports were required, except as described below, all Section 16(a) requirements were complied with by all persons required to report with respect to the Company’s equity securities during the last fiscal year.

On October 23, 2009 Michael L. Freeman filed a late report on Form 4 to report a cashless exercise of stock options on October 16, 2009. On December 9, 2009, each of the Company’s executive officers, Garry O. Ridge, Jay W. Rembolt, Michael J. Irwin, Michael L. Freeman, William B. Noble, Graham P. Milner and Geoffrey J. Holdsworth, filed late reports on Form 4 to report the withholding of shares by the Company on October 19, 2009 for tax withholding purposes in connection with the issuance of shares upon vesting of Restricted Stock Unit awards.

EXECUTIVE COMPENSATION

None of the Company’s executive officers have employment agreements or other arrangement, whether written or unwritten, providing for a term of employment or compensation for services rendered other than under specific plans or programs described herein.

For fiscal year 2010, the executive officers received a base salary amount established by the Compensation Committee of the Board at the beginning of the fiscal year. In addition, each employee of the Company, including the executive officers, receives bonus compensation under a Performance Incentive Program established at the beginning of the fiscal year by the Company and, for the executive officers, by the Compensation Committee. A complete description of the Performance Incentive Program is provided in the Compensation Discussion and Analysis section under the heading Performance Incentive Program on page 17 of this proxy statement. Information regarding the target and maximum potential bonus compensation payable under the Performance Incentive Program for fiscal year 2010 is provided in the Grants of Plan-Based Awards table on page 28 of this proxy statement. The actual payouts under the program for fiscal year 2010 and further details regarding the Performance Incentive Program are provided in the Compensation Discussion and Analysis section of this proxy statement.

The following table shows information for the three (3) fiscal years ended August 31, 2010 concerning the Company’s Chief Executive Officer (“CEO”), the Company’s Chief Financial Officer (“CFO”) and the three most highly compensated executive officers other than the CEO and CFO (collectively, the “Named Executive Officers” or “NEOs”).

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards[1]	Option Awards[2]	Non-Equity Incentive Plan Compensation[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation[4]	Total
Garry O. Ridge	2010	$573,092	$513,344	$0	$550,027	$0	$68,573	$1,705,036
President and Chief Executive Officer	2009	573,092	366,000	0	227,956	0	56,719	1,223,767
	2008	556,400	0	451,800	0	0	63,566	1,071,766

Jay W. Rembolt	2010	$222,600	$128,336	$0	$128,185	$0	$73,494	$552,615
Vice President, Finance and Chief Financial Officer	2009	222,600	160,125	0	53,088	0	51,393	487,206
	2008	191,558	0	46,385	19,156	0	67,280	324,379

Michael J. Irwin	2010	$286,848	$128,336	$0	$165,182	$0	$74,874	$655,240
Executive Vice President, Strategic Development	2009	286,848	160,125	0	55,370	0	54,468	556,811
	2008	278,493	0	132,528	33,419	0	72,696	517,136

Michael L. Freeman	2010	$279,990	$128,336	$0	$154,999	$0	$75,509	$638,834
Division President, the Americas	2009	279,990	160,125	0	27,906	0	57,371	525,392
	2008	274,500	0	95,631	0	0	70,702	440,833

William B. Noble[5]	2010	$298,469	$128,336	$0	$171,475	$0	$79,424	$677,704
Managing Director Europe WD-40 Company (UK) Ltd.	2009	299,364	160,125	0	89,809	0	71,878	621,176
	2008	363,780	0	150,600	65,480	0	88,963	668,823

[1]

Stock Awards for fiscal years 2009 and 2010 are reported at their grant date fair values. Information concerning such awards for fiscal year 2010 is set forth in the Grants of Plan-Based Awards table on page 28 of this proxy statement. For RSUs awarded for fiscal year 2009, the grant date fair value of $30.50 per unit is equal to the closing price of $32.46 for the Company’s shares as of the grant date of October 14, 2008, discounted by $1.96 which represents the present value of the expected dividends during the vesting period that would not be received by the award recipient.

[2]

Option Awards for fiscal year 2008 are reported at their grant date fair values. The grant date fair value of $7.53 per share for all such options was determined as of the grant date of October 16, 2007 using the Black-Scholes Option Valuation model. The following assumptions were used in determining the value: (i) a dividend yield of 2.78%; (ii) expected volatility of 0.2517; (iii) a 5.00-year risk-free interest rate of 4.34%; and (iv) an expected option term/life of 5.00 years.

[3]

Amounts reported as Non-Equity Incentive Plan Compensation represent incentive bonus payouts under the Company’s Performance Incentive Program as described in the narrative preceding the Summary Compensation Table and in the Compensation Discussion and Analysis section of this proxy statement. Threshold, target and maximum payouts for each of the NEOs for fiscal year 2010 are set forth in the Grants of Plan-Based Awards table on page 28 of this proxy statement.

[4]

All Other Compensation for each of the NEOs includes, among other nominal cost benefits, employer profit sharing and matching contributions to the Company’s 401(k) Profit Sharing Plan for each NEO other than Mr. Noble and a U.K. retirement benefit for Mr. Noble, and vehicle allowance costs which include lease or depreciation expense, fuel, maintenance and insurance costs for each NEO other than Mr. Noble and a cash allowance and fuel for Mr. Noble. For fiscal year 2010, the profit sharing and matching contributions for each of the NEOs other than Mr. Noble were $40,833 and Mr. Noble’s retirement cost was $58,201. The vehicle allowance costs for each NEO for fiscal year 2010 were as follows: Mr. Ridge — $19,296; Mr. Rembolt — $17,321; Mr. Irwin — $18,314; Mr. Freeman — $18,622; and Mr. Noble — $19,212.

[5]

Mr. Noble’s Salary, Non-Equity Incentive Plan Compensation and All Other Compensation for each fiscal year have been converted from pounds sterling at average annual exchange rates for the year as follows: for fiscal year 2010 at $1.5674 per pound, for fiscal year 2009 at $1.5721 per pound and for fiscal year 2008 at $2.0059 per pound.

In December 2007, the Company’s stockholders approved the WD-40 Company 2007 Stock Incentive Plan (the “Stock Incentive Plan”) to authorize the issuance of stock-based compensation awards to employees, directors and consultants. In addition to base salary and the Performance Incentive bonus, for fiscal year 2010 the executive officers received awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) under the Stock Incentive Plan. A description of the RSUs and PSUs is provided in the Compensation Discussion and Analysis section at page 21 of this proxy statement.

Information concerning the award of RSUs and PSUs to the NEOs is provided in the following Grants of Plan-Based Awards table. The table also contains information with respect to Performance Incentive bonus payouts awarded for fiscal year 2010 as described in the Compensation Discussion and Analysis section under the heading Performance Incentive Program on page 17 of this proxy statement. The table provides threshold, target and maximum payout information relating to the Company’s fiscal year 2010 Performance Incentive Program.

GRANTS OF PLAN-BASED AWARDS

Fiscal Year 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			All Other Stock Awards: Number of Shares of Stock or Units[2] (#)	Grant Date Fair Value of Stock and Option Awards[3] ($)
		Threshold ($)	Target ($)	Maximum ($)
Garry O. Ridge	10/13/09	$1	$286,546	$573,092

Garry O. Ridge	12/07/09				9,600 PSUs	$307,968

Garry O. Ridge	12/07/09				6,400 RSUs	$205,376

Jay W. Rembolt	10/13/09	$1	$66,780	$133,560

Jay W. Rembolt	12/07/09				2,400 PSUs	$76,992

Jay W. Rembolt	12/07/09				1,600 RSUs	$51,344

Michael J. Irwin	10/13/09	$1	$86,055	$172,109

Michael J. Irwin	12/07/09				2,400 PSUs	$76,992

Michael J. Irwin	12/07/09				1,600 RSUs	$51,344

Michael L. Freeman	10/13/09	$1	$83,997	$167,994

Michael L. Freeman	12/07/09				2,400 PSUs	$76,992

Michael L. Freeman	12/07/09				1,600 RSUs	$51,344

William B. Noble[4]	10/13/09	$1	$89,541	$179,081

William B. Noble	12/07/09				2,400 PSUs	$76,992

William B. Noble	12/07/09				1,600 RSUs	$51,344

[1]

The Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent Threshold, Target and Maximum payouts under the WD-40 Company Performance Incentive Plan for bonuses payable for fiscal year 2010 performance. The Target amount represents that portion of the bonus opportunity for each NEO that is based on attainment of identified performance goals for the first two levels of the Performance Incentive Program (as more fully discussed in the Compensation Discussion and Analysis section of this proxy statement). The Maximum amount represents the bonus opportunity for each NEO that assumes receipt of the full Target amount by such NEO and attainment by the Company of a level of Global EBITDA sufficient to maximize such payouts under the third level of the Performance Incentive Program formula applicable to all employees.

[2]	Stock awards represent RSUs and PSUs as described in the Compensation Discussion and Analysis section under the heading, Equity Compensation at page 19 of this proxy statement.

[3]

The grant date fair value of $32.09 per unit for RSUs awarded to each NEO is equal to the closing price of $33.82 for the Company’s shares as of the grant date of December 7, 2009, discounted by $1.73 which represents the present value of the expected dividends during the vesting period that would not be received by the award recipient. The grant date fair value of $32.08 per unit for PSUs awarded to each NEO is equal to the closing price of $33.82 for the Company’s shares as of the grant date of December 7, 2009, discounted by $1.74 which represents the present value of the expected dividends during the vesting period that would not be received by the award recipient. Additionally, the number of PSU awards noted herein, upon which the total grant date fair value is calculated, is based upon 100% of the target number of shares of the Company’s common stock to be issued upon achievement of the applicable performance measures specified for such award as described in the Compensation Discussion and Analysis section under the heading, Equity Compensation at page 19 of this proxy statement.

[4]

The Target and Maximum amounts for Mr. Noble’s Estimated Future Payouts Under Non-Equity Incentive Plan Awards have been converted from pounds sterling at an average annual exchange rate for fiscal year 2010 of $1.5674 per pound.

The following table provides detailed information concerning the unexercised stock options and RSUs and PSUs that were not vested as of the end of the last fiscal year for each of the NEOs.

OUTSTANDING EQUITY AWARDS

At 2010 Fiscal Year End

	Option Awards				Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Garry O. Ridge					25,881	$910,235
	30,000	0	$27.56	9/24/12
	30,000	0	29.30	9/23/13
	12,000	0	27.67	10/19/14
	24,000	0	27.27	10/18/15
	35,000	0	35.99	10/17/16
	40,200	19,800	36.03	10/16/17

Total	171,200	19,800			25,881	$910,235

Jay W. Rembolt					7,465	$262,544
	3,500	0	19.65	6/05/11
	5,000	0	20.75	9/25/11
	5,000	0	27.56	9/24/12
	5,000	0	29.30	9/23/13
	5,000	0	27.67	10/19/14
	5,000	0	27.27	10/18/15
	5,000	0	35.99	10/17/16
	4,128	2,032	36.03	10/16/17

Total	37,628	2,032			7,465	$262,544

Michael J. Irwin					8,788	$309,074
	10,000	0	20.75	9/25/11
	10,000	0	27.56	9/24/12
	10,000	0	29.30	9/23/13
	9,000	0	27.67	10/19/14
	9,000	0	27.27	10/18/15
	10,000	0	35.99	10/17/16
	11,792	5,808	36.03	10/16/17

Total	69,792	5,808			8,788	$309,074

Michael L. Freeman					8,788	$309,074
	10,000	0	29.30	9/23/13
	380	0	27.67	10/19/14
	9,000	0	27.27	10/18/15
	10,000	0	35.99	10/17/16
	8,509	4,191	36.03	10/16/17

Total	37,889	4,191			8,788	$309,074

William B. Noble					8,788	$309,074
	10,000	0	29.30	9/23/13
	5,200	0	27.67	10/19/14
	6,000	0	27.27	10/18/15
	10,000	0	35.99	10/17/16
	13,400	6,600	36.03	10/16/17

Total	44,600	6,600			8,788	$309,074

[1]

Stock Awards represent RSUs and PSUs awarded to the NEOs that were not vested as of the fiscal year end. The Market Value of the RSUs and PSUs at fiscal year end was $35.17 per unit, determined by reference to the closing price for the Company’s common stock as of August 31, 2010.

The following table sets forth the number of shares acquired on exercise of stock options in the Company’s last fiscal year and the aggregate dollar value realized on exercise of such stock options for the Named Executive Officers. The table also sets forth the number of shares acquired upon vesting of RSUs in the Company’s last fiscal year and the aggregate dollar value realized with respect to such vested RSUs.

OPTION EXERCISES AND STOCK VESTED

Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number of Shares Acquired on Vesting[2] (#)	Value Realized on Vesting[3] ($)
Garry O. Ridge	0	$0	6,041	$199,302
Jay W. Rembolt	7,000	$78,857	1,785	$58,994
Michael J. Irwin	0	$0	3,109	$102,514
Michael L. Freeman	24,620	$250,390	3,109	$102,514
William B. Noble	3,600	$34,734	3,109	$102,514

[1]

The Value Realized on Exercise is calculated by subtracting the aggregate exercise price for the shares acquired upon exercise of the options from the fair market value price of such shares as of the date of exercise. The fair market value price of each share at exercise is the actual trade price for the share if sold in a cashless exercise transaction, otherwise by the closing price as of the date of exercise.

[2]

The Number of Shares Acquired on Vesting for each NEO includes shares issued upon vesting of RSUs on October 19, 2009. The Number of Shares Acquired on Vesting for each NEO other than Mr. Rembolt also includes RSUs that became vested on March 25, 2010 but will not be settled in shares of the Company’s common stock until following termination of the NEO’s employment.

[3]

The Value Realized on Vesting for shares issued on October 19, 2009 is calculated based on the number of vested RSUs multiplied by the closing price of $33.05 for the Company’s common stock as of the date. The Value Realized on Vesting for RSUs that vested on March 25, 2010 but will not be settled in shares until following termination of employment is calculated based on the closing price of $32.87 for the Company’s common stock as of that date. For Mr. Ridge, the portion of the value realized but deferred upon vesting of RSUs on March 25, 2010 was $64,458 and for each other NEO other than Mr. Rembolt, the value deferred upon vesting of RSUs on March 25, 2010 was $43,520.

Supplemental Death Benefit Plans and Supplemental Insurance Benefits

The Company maintains Supplemental Death Benefit Plans for NEOs other than Mr. Noble. The Company maintains an equivalent supplemental life insurance benefit for Mr. Noble. Under the death benefit plan agreements, the NEO’s designated beneficiary or the NEO’s estate will receive a death benefit equal to the NEO’s then current base salary in the event of death prior to retirement from the Company. All NEOs also have life insurance benefits offered to all employees of the Company or, in the case of Mr. Noble, to all employees of the Company’s U.K. subsidiary.

The death benefits under the Supplemental Death Benefit Plans are not formally funded but the Company has purchased key man life insurance polices owned by the Company to cover its benefit obligations. The Board of Directors has determined which key employees participate in the plans and the amount of the benefit payable for each participant. Non-employee directors do not have death benefit plan agreements.

Based upon current 2011 base salaries, the supplemental death benefits provided to the NEOs are set forth in the following table.

Name	Death Benefit
Garry O. Ridge	$601,747
Jay W. Rembolt	$248,822
Michael J. Irwin	$296,888
Michael L. Freeman	$293,990
William B. Noble	$313,392

Change of Control Severance Agreements

Each executive officer serves in office at the pleasure of the Board of Directors. On February 14, 2006, the Company entered into Change of Control Severance Agreements (“Severance Agreements”) with each of the executive officers named in the Summary Compensation Table above with the exception of Mr. Rembolt. On October 16, 2008 the Company entered into a Severance Agreement with Mr. Rembolt. The Severance Agreements provide that each executive officer will receive certain severance benefits if he is terminated without “Cause” or resigns for “Good Reason”, as those terms are defined in the Severance Agreements, within two years after a “Change of Control” as defined in the Severance Agreements and summarized below. If the executive officer’s employment is terminated during the aforementioned two-year period by the Company without Cause or by the executive officer for Good Reason, the executive officer will be entitled to a lump sum payment (subject to limits provided by reference to Section 280G of the Internal Revenue Code which limits the deductibility of certain payments to executives upon a change in control) of twice the executive officer’s salary, calculated based on the greater of the executive officer’s then current annual salary or a 5-year average, plus twice the executive officer’s bonus compensation, calculated based on the greater of the most recent annual bonus compensation or a 5-year average. Further, any of the executive officer’s stock options and other equity incentive benefits that are not then fully vested will be accelerated and vested in full following such termination of employment within such two-year period and the executive officer will be entitled to continuation of health and welfare benefits under the Company’s then existing benefit plans or equivalent benefits. No employment rights or benefits other than the change of control severance benefits are provided by the Severance Agreements.

For purposes of the Severance Agreements and subject to the express provisions and limitations contained therein, Change of Control means a transaction or series of transactions by which a person or persons acting together acquire more than 30% of the Company’s outstanding shares; a change in a majority of the incumbent members of the Company’s board of directors as specified in the Severance Agreements, a reorganization, merger or consolidation as specified in the Severance Agreements or a sale of substantially all of the assets or complete liquidation of the Company. As specified more particularly in the Severance Agreements, Change of Control does not include a reorganization, merger or consolidation or a sale or liquidation where a majority of incumbent members of the board of directors continue in office and more than 60% of the successor company’s shares are owned by the Company’s pre-transaction shareholders.

The Severance Agreements have a term of two years, subject to automatic renewal for successive two year periods unless notice of non-renewal is provided by the Company’s board of directors not less than six months prior to the end of the current term. The term of the Severance Agreements will be automatically extended for a term of two years following any Change of Control.

The following table sets forth amounts payable to each of the NEOs pursuant to their respective Severance Agreements on the assumption that the employment of each NEO is terminated without Cause or otherwise for Good Reason effective as of the end of the Company’s fiscal year 2010 following a Change of Control as provided for in the Severance Agreements. The table also includes the value, as of the end of the fiscal year, of unvested stock options and RSUs and PSUs for which vesting would be accelerated upon termination of employment under such circumstances.

Name	Severance Pay and Welfare Benefits[1]	Accelerated Vesting of Stock Options, RSUs and PSUs[2]	Total Change of Control Severance Benefits
Garry O. Ridge	$1,616,992	$910,235	$2,527,227
Jay W. Rembolt	$582,056	$262,544	$844,600
Michael J. Irwin	$722,828	$309,074	$1,031,902
Michael L. Freeman	$668,365	$309,074	$977,439
William B. Noble	$789,679	$309,074	$1,098,753

[1]

For each NEO other than Mr. Irwin and Mr. Freeman, Severance Pay and Welfare Benefits includes 2 times the reported fiscal year 2010 Salary and 2 times the reported fiscal year 2009 Non-Equity Plan Compensation from the Summary Compensation Table above plus an estimate of the Company’s cost to provide 2 years of continuation coverage under the Company’s welfare and benefit plans. For Mr. Irwin and Mr. Freeman, the total includes 2 times the reported fiscal year 2010 Salary and 2 times their respective five year average bonus compensation amounts for the years from 2005 through 2009 plus the welfare and benefit plan continuation coverage cost estimate. The estimated 2 year cost for welfare and benefit plan continuation coverage is $14,896 for Mr. Ridge; $30,680 for Mr. Rembolt, Mr. Irwin and Mr. Freeman; and $11,333 for Mr. Noble.

[2]

The value included for accelerated vesting of RSUs and PSUs equals the value of the RSUs and PSUs that were not vested at $35.17 for each RSU based on the closing price for the Company’s common stock as of August 31, 2010. No value for accelerated vesting of stock options is included since all unexercisable stock options have an exercise price that is greater than $35.17, the closing price for the Company’s common stock as of August 31, 2010.

ITEM NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company to audit the consolidated financial statements of the Company for fiscal year 2011. Although ratification by stockholders is not required by law, the Audit Committee has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

A majority of the votes of the common stock present or represented at the meeting is required for approval. Broker non-votes will be voted in favor of approval. PricewaterhouseCoopers LLP acted as the Company’s independent registered public accounting firm during the past fiscal year and, unless the Audit Committee appoints new independent accountants, PricewaterhouseCoopers LLP will continue to act in such capacity during the current fiscal year. It is anticipated that a representative of Pricewaterhouse-Coopers LLP will attend the Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit products and services provided by the independent registered public accounting firm. These products and services may include audit services, audit-related services, tax services, software and other products or services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The possible effect on the independence of the public accountants is considered by the Audit Committee. There is no direct or indirect understanding or agreement that places a limit on current or future years’ audit fees or permissible non-audit product and services.

Audit Fees

PricewaterhouseCoopers LLP has provided audit services to the Company for each of the past two fiscal years. Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements, the review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by Pricewaterhouse-Coopers LLP in connection with statutory and regulatory filings or engagements. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for audit services performed for the Company for the past two fiscal years were $743,700 for the year ended August 31, 2009 and $632,200 for the year ended August 31, 2010.

Audit-Related Fees

Audit-related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for audit-related services for the past two fiscal years were $6,862 for the year ended August 31, 2009 and $5,683 for the year ended August 31, 2010.

Tax Fees

PricewaterhouseCoopers LLP has not provided tax compliance, tax advice, or tax planning services to the Company for either of the past two fiscal years.

All Other Fees

All other services for fiscal year 2009 consists of access provided by PricewaterhouseCoopers LLP to its online research reference materials whereas fiscal year 2010 includes access to the same online system as well as fees associated with a risk assessment analysis prepared by Pricewaterhouse-Coopers LLP on behalf of the Company. The aggregate fees billed to the Company by Pricewaterhouse-Coopers LLP for other services performed for the Company were $3,000 for the year ended August 31, 2009 and $48,400 for the year ended August 31, 2010.

STOCKHOLDER PROPOSALS

Stockholder proposals must be received by the Company no sooner than May 6, 2011 and not later than July 5, 2011 to be included in the Proxy Statement and form of Proxy for the next annual meeting. Any proposal submitted outside of these dates will be considered untimely in order to be considered at the Company’s 2011 Annual Meeting of Stockholders in accordance with the Company’s Bylaws.

By Order of the Board of Directors

Maria M. Mitchell

Secretary

Dated: November 2, 2010

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OR FORMS OF PROXY IN THE ENCLOSED ENVELOPE

Annual Meeting of Shareholders – Tuesday, December 14, 2010 at 2:00 p.m. Local Time

(Meeting will be webcast in our Investor Relations site at WD40company.com)

Directions to the WD-40 Company 2010 Annual Meeting

University of San Diego

CAMPUS MAP

1

2

3

4

5

6

7

8

9

10

11

12

13

14

15

16

17

18

19

20

21

22

23

24

25

26

27

28

29

30

31

32

ALCALA PARKWAY

ALCALA

CAMINO WAY

MARIAN WAY

CAMINO SAN DIEGO

WEST ENTRANCE

LINDA VISTA ROAD

ACADEMIC/ADMINISTRATIVE FACILITIES

7 Alcala Park West – Coronado

8 Alcala Park West – Barcelona

10 Alcala Park West – Avila

11 Alcala Park West – Durango

16 Camino Hall

14 Copley Library

48 Degheri Alumni Center

4 Facilities Management Complex

20 Founders Hall

31 Guadalupe Hall

23 Hahn School of Nursing and Health Science

33 Hahn University Center 13 Student Health Center

25 Hughes Administration Center

12 Joan B. Kroc Institute for Peace & Justice

University of San Diego

JOAN B. KROC INSTITUTE FOR PEACE & JUSTICE

5998 Alcalá Park, San Diego, CA 92110

Operations/Events Office: 619-260-7808

DRIVING DIRECTIONS

CAMPUS MAP: http://www.sandiego.edu/maps/

From the North (Los Angeles, La Jolla)

Use I-5 (South), exit at Sea World Drive and Tecolote Road

Turn Left on Tecolote Road.

Right on Morena Blvd.

Left on Napa Street to Linda Vista Road.

Make a left at the 1st stoplight on Linda Vista Road onto Marian Way, USD’s West Entrance.

Stop at the entry kiosk to obtain a parking permit. If not staffed it is all right to park.

Take 1st Left after security booth and enter the “West Lot”

Look for “Shuttle pick-up” signs.

From the South (Downtown, Convention Center)

Use I-5 (North) to I-8 (East) and exit at the first exit, Morena Blvd.

Follow Morena Blvd, and bear right onto Linda Vista Road.

Make a left at the 1st stoplight on Linda Vista Road onto Marian Way, USD’s West Entrance.

Stop at the entry kiosk to obtain a parking permit. If not staffed it is all right to park.

Take 1st Left after security booth and enter the “West Lot”

Look for “Shuttle pick-up” signs.

From the East

Use I-8 (West), exit at Morena Blvd.

Bear right onto Linda Vista Road.

Make a left at the 2nd stoplight on Linda Vista Road onto Marian Way, USD’s West Entrance.

Stop at the entry kiosk to obtain a parking permit. If not staffed it is all right to park.

Take 1st Left after security booth and enter the “West Lot”

Look for “Shuttle pick-up” signs.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

WD-40

COMPANY

Proxy — WD-40 Company

5998 Alcalá Park, San Diego, CA 92110

This Proxy Is Solicited On Behalf of the Board of Directors

The undersigned, revoking previous proxies for such stock, hereby appoints Neal E. Schmale and Maria Mitchell, and each of them, proxies of the undersigned, with power of substitution to each, to vote all stock of WD-40 Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the University of San Diego, Joan B. Kroc Institute for Peace & Justice, 5998 Alcalá Park, San Diego, CA 92110, December 14, 2010 at 2:00 p.m. and at any adjournments thereof.

If the undersigned is a participant in WD-40’s 401(k) Plan, the undersigned also directs Fidelity Management Trust Company , as trustee under the plan, to vote all shares of WD-40 Common Stock allocated to the undersigned under the plan at the 2010 Annual Meeting in accordance with the instructions on the reverse side. (If you fail to give voting instructions to Fidelity Management Trust Company, it will not vote your shares in the plan.)

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

(Continued and to be voted on reverse side.)

WD-40

COMPANY

IMPORTANT ANNUAL MEETING INFORMATION

Annual Meeting Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Standard Time, on Tuesday, December 14, 2010.

Vote by Internet

Log on to the Internet and go to

www.envisionreports.com/WDFC

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — Management recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors:

For Withhold

01 - J.C. Adams Jr.

04 - R.A. Collato

07 - G.O. Ridge

For Withhold

02 - G.H. Bateman

05 - M.L. Crivello

08 - N.E. Schmale

For Withhold

03 - P.D. Bewley

06 - L.A. Lang

+

For Against Abstain

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2011.

3. To consider and act upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, guardian, corporate officer, etc., please indicate full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.